UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 28, 2012

_____________________

RESPONSE BIOMEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.
Vancouver, British Columbia, Canada V6P 6P2
(Address of principal executive offices, including zip code)

(604) 456-6010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 28, 2012, the board of directors, or the Board, of Response Biomedical Corporation, or the Company, appointed Richard Canote as the Company’s Chief Financial Officer.  The terms of Mr. Canote’s relationship with the Company are governed by a consulting agreement dated October 28, 2011, or the Agreement.  Under the Agreement, Mr. Canote will be paid an hourly rate of US$150.  The Agreement has an initial term, subject to renewal, of one year and may be terminated by either party in the event of a material breach by the other party or by either party without cause upon thirty days prior written notice.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1.

Mr. Canote has over 28 years of experience, 18 of which are in the life sciences industry.  Mr. Canote, age 52,  has spent the last four years as a consultant advising small to mid-sized private and publicly held companies in a variety of industries.  Prior to that, he was the Vice President of Finance at Kémia, Inc., a private small molecule therapeutics company from July 2003, to January 2008.  Mr. Canote was Vice President and Chief Financial Officer for GeneOhm Sciences from January 2001to June 2002.  Prior to GeneOhm, Mr. Canote was the Vice President, Finance and Operations  of Cytovia, Inc. from February 1998  to November 2000.  Prior to that, Mr. Canote was with CoCensys, Inc from 1993 through February 1998, initially serving as Controller and ultimately as Director Corporate Planning and Strategy.   He previously spent ten years as a certified public accountant in public practice in Los Angeles and Newport Beach.  Mr. Canote earned a B.S. degree in accounting from San Diego State University.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement, dated October 28, 2011, by and between Response Biomedical Corporation and Richard Canote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORPORATION

By:	/s/ Richard Canote
Richard Canote Chief Financial Officer

Date:  March 30, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.1	Consulting Agreement, dated October 28, 2011, by and between Response Biomedical Corporation and Richard Canote.